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Financial:
Gerard F. Agoglia
Acclaim Entertainment
(516) 656-5000
gagoglia@acclaim.com
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Media:
Alan B. Lewis
Acclaim Entertainment
(516) 656-2263
alewis@acclaim.com
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ACCLAIM ENTERTAINMENT, INC. ARRANGES PRIVATE PLACEMENT OF COMMON STOCK FOR GROSS
PROCEEDS OF $21.5 MILLION

COMPANY ALSO REDUCES 10% CONVERTIBLE NOTES BY AN ADDITIONAL $9.3 MILLION IN EXCHANGE FOR COMMON STOCK

GLEN COVE, NY, February 13, 2002 - Acclaim Entertainment, Inc. (NASDAQ.SC:
AKLM), a leading global video entertainment software developer and publisher, today announced that it has arranged a private placement of common stock for gross proceeds of $21.5 million; which funding began today and will be completed on February 14, 2002. In a separate transaction, the Company reduced its 10% convertible notes by an additional $9.3 million in exchange for shares of common stock.

"We are pleased to announce this strategic corporate initiative, which will enable the Company to increase its current release schedule for fiscal years 2003 and 2004 through the expansion of its internal studios and the acquisition of key titles from selected external development studios," said Gregory Fischbach, Chief Executive Officer of Acclaim. "In addition, it will enable the Company to deliver integrated national marketing campaigns to support the launches of our key franchises, including All-Star Baseball 2003, Aggressive Inline, Turok: Evolution and Vexx."

Private Placement of Common Stock for Gross Proceeds of $21.5 Million The Company arranged a private placement of common stock for gross proceeds of $21.5 million. In connection with the offering, the Company will issue approximately
7.2 million shares of its common stock to a small group of private investors. The funding will occur today and be completed on February 14, 2002. UBS Warburg LLC acted as exclusive placement agent for the transaction.

The common stock has not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, or an applicable exception therefrom. The Company has agreed to register with the SEC all of the common stock sold in the offering within 90 days following the closing.

REDUCED 10% CONVERTIBLE NOTES BY AN ADDITIONAL $9.3 MILLION
In a separate transaction, the Company entered into an agreement to retire an additional $9.3 million in principal amount of its 10% Convertible Notes plus accrued interest in exchange for 3,253,420 shares of its common stock. This transaction will reduce the Company's total Notes outstanding to $12.2 million from the previously announced $21.5 million on February 6, 2002. These reductions represent a 58% decrease from the $29.2 million reported as of the close of the Company's first fiscal quarter at December 2, 2001. The Company will record an additional extraordinary loss on the early retirement of these notes of approximately $1.0 million in the second quarter of fiscal 2002, reflecting the excess of the fair market value of the shares of approximately $10.8 million over the principal amount of the notes retired plus accrued interest.

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SAFE HARBOR STATEMENT
This press release contains forward-looking statements. The forward-looking statements included here are based on current expectations that involve a number of risks and uncertainties, as well as on certain assumptions. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, such as delays in the completion or release of products, the continued support of the Company's lead lender and vendors, the achievement of sales assumptions as projected, the continuation of savings from expense reductions, the risk of war, terrorism and similar hostilities, the possible lack of consumer appeal and acceptance of products released by the Company, fluctuations in demand, that competitive conditions within the Company's markets will not change materially or adversely, that the Company's forecasts will accurately anticipate market demand and the related impact upon liquidity and its ability to service its debt obligations should any of these risks occur. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, the business and operations of the Company are subject to substantial risks and uncertainties that increase the uncertainty inherent in the forward-looking statements. These and other risks and uncertainties are detailed from time to time in Acclaim's reports filed with the Securities and Exchange Commission and should be referred to.

ABOUT ACCLAIM ENTERTAINMENT
Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a leading worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates six studios located in the United States and the United Kingdom which includes a motion capture and recording studio in the U.S., and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues "special edition" comic magazines from time to time to support its time valued brands, Turok and Shadow Man. Acclaim's corporate headquarters are in Glen Cove, New York and Acclaim's common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at http://www.acclaim.com.